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                                                                  Exhibit 99.1


Contact:      Frederick G. Kraegel
              Chief Financial Officer
              (630) 579-2230
                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------


                           FACTORY CARD OUTLET CORP.
                           -------------------------
                   TO VOLUNTARILY REORGANIZE UNDER CHAPTER 11
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NAPERVILLE, IL, March 23, 1999 -- Factory Card Outlet Corp. (NASDAQ:FCPY)
announced today it and its subsidiary have filed voluntary petitions for protection under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

Stewart M. Kasen, the Company's Chairman, President and Chief Executive Officer, said, "As we previously disclosed, we had entered into a letter of intent with Catalyst Equity Partners concerning a potential preferred stock investment. This investment would have allowed the Company to restructure out of court and pursue its business strategy. Unfortunately, the discussions with Catalyst have terminated and we now realize that an out of court restructuring will not be able to be completed in a timely fashion."

The Company also announced that it has received a commitment from a group of lenders led by Foothill Capital Corporation for up to $50 million in Debtor in Possession financing to provide the Company with adequate working capital to continue its daily operation.

Mr. Kasen continued, "Today's action will give us the opportunity to begin our rehabilitation process and return to our historical position as a market leader in the value segment of the social expression and gift category. With the continued commitment from our employees and support of our vendors, we intend to continue to provide quality service, broad assortments and value to our customers and to become a stronger, more vibrant company".

Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors many of which are described in the Company's Transition Report on Form 10-K and other filings with the Securities and Exchange Commission which may cause the actual results or achievements expressed or implied thereby to be materially different from such forward-looking statements.